exhibit 3.1.1

ARTICLES SUPPLEMENTARY
OF
brandywine realty TRUST

BRANDYWINE REALTY TRUST, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

FIRST:  Under a power contained in Section 3-802(c) of Title 3, Subtitle 8 of the Maryland General Corporation Law (the “MGCL”), the Board of Trustees (the “Board”) of the Trust duly adopted, at a meeting of the Board duly called and held, resolutions that prohibit the Trust from electing to be subject to Section 3-803 of the MGCL as provided herein.

SECOND:  The resolutions referred to above provide that the Trust may not elect to be subject to the provisions of Section 3-803 of the MGCL, or otherwise provide for the trustees of the Trust to be divided into classes pursuant to Title 3, Subtitle 8 of the MGCL, unless the repeal of such prohibition is first approved by the affirmative vote of at least a majority of the votes cast on the matter by shareholders entitled to vote generally in the election of trustees.

THIRD:  The election to prohibit the Trust from becoming subject to Section 3‑803 of the MGCL without the shareholder approval referenced above has been approved by the Board of Trustees in the manner and by the vote required by law.

FOURTH:  The undersigned officer acknowledges these Articles Supplementary to be the act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Trust has caused these Articles Supplementary to be executed in its name and on its behalf by its President and Chief Executive Officer and witnessed by its Senior Vice President, General Counsel and Secretary on February 28, 2018.

ATTEST: /s/ Jennifer Matthews Rice Name:Jennifer Matthews Rice Title:Senior Vice President, General Counsel and Secretary	BRANDYWINE REALTY TRUST /s/ Gerard H. Sweeney Name:Gerard H. Sweeney Title:President and Chief Executive Officer